                                                                   Exhibit 10.18

                             EMPLOYMENT AGREEMENT
                             --------------------


          EMPLOYMENT AGREEMENT dated as of August 1, 1999 between True North Communications Inc., a Delaware corporation (the "Company" or "True North") and Leo-Arthur Kelmenson (the "Executive").

          WHEREAS, the Company is a global communications holding company with ownership interests in subsidiaries, affiliates and joint ventures that are engaged in the advertising agency business, the multimedia production business, the business of planning and buying of media time and space and related businesses (the Company and the subsidiaries, affiliates and joint ventures in which it from time to time has equity interests are hereinafter referred to collectively as the "True North Group");

          WHEREAS, the Executive currently serves the Company as the Chairman and Chief Executive Officer of Bozell Worldwide, Inc. ("Bozell");

          WHEREAS, the Executive and Bozell's direct parent company, Bozell, Jacobs, Kenyon & Eckhardt, Inc., have entered into an Employment Agreement dated March 30, 1992 and subsequently amended from time to time (the "BJK&E Agreement"); and

          WHEREAS, the Company and the Executive desire to enter into this Agreement to replace the BJK&E Agreement and to provide for the continued employment of the Executive by the Company upon the terms and subject to the conditions set forth herein. (Unless noted otherwise, all references herein to the Company shall include Bozell.)

          NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties hereby agree as follows:

          1. Employment. The Company hereby employs the Executive and the Executive hereby agrees to be employed by the Company upon the terms and subject to the conditions contained in this Agreement. The term of employment of the Executive by the Company pursuant to this Agreement (the "Employment Period") shall commence on the date hereof (the "Effective Date") and, unless earlier terminated, shall expire on March 31, 2004; provided that the Employment Period may be extended by mutual written agreement of the parties. In addition, the Executive may choose at his sole discretion to retire after March 31, 2001 but prior to the scheduled expiration of the Employment Period and thereby trigger commencement of the four-year Consulting Period; provided that the Executive must provide the Company with at least six months' advance written notice of such retirement, unless the Executive's health condition is such that a shorter notice period is necessary.

          2. Position and Duties. The Company shall employ the Executive during the Employment Period with the title of Chairman and Chief Executive Officer of Bozell (or such other title as may be mutually agreed upon by the Executive and the Company); provided that the Executive will agree to relinquish the title of Chief Executive Officer of Bozell and will cooperate with the transition to the successor chief executive officer if and when he or she is named. The Executive shall report directly to the True North Chief Executive Officer (the "True North CEO"). The Executive's principal place of business during the Employment Period shall be in New York City. While the Executive is in the full-time employment of the Company, Company management will recommend that the Executive be slated for election as a member of the True North Board of Directors (the "Board"). Subject to the powers, authority and responsibilities vested in the Board, in duly constituted committees of the Board and in the True North CEO, the Executive shall have the duties and responsibilities commensurate with his position and title as are reasonably assigned to him from time to time by the True North CEO or the Board. During the Employment Period, the Executive shall perform faithfully and loyally and to the best of the Executive's abilities his duties hereunder, shall devote his full business time, attention and efforts to the affairs of the True North Group and shall use his reasonable best efforts to promote the interests of the Company. Notwithstanding the foregoing, the Executive may engage in charitable, civic or community activities, provided that they do not interfere with the performance of the Executive's duties hereunder, and, with the prior approval of the Board, may serve as a director of any business corporation; provided that such service does not violate the terms of any of the covenants contained in Section 8 hereof.

          3.   Compensation.

          (a) Annual Base Salary. During the Employment Period, the Company shall pay to the Executive an annual base salary at the rate of $1,024,800 per annum in accordance with the Company's regular payroll practices. This annual base salary shall be reviewed periodically in accordance with guidelines applicable to the Company's senior executives generally.

          (b) Incentive Compensation. During the Employment Period, the Executive shall be entitled to participate in the True North Executive Compensation Program, as such Program applies to similarly situated senior executives and as such Program may be amended from time to time. As currently in effect, such Program consists of annual incentive compensation and long-term incentives in the form of Earnings Performance Units and stock options.

          (c) Other Benefits. During the Employment Period, the Executive shall be entitled to participate in the Company's employee benefit plans and programs and fringe benefits that are generally available to senior executives of the Company from time to time, subject to compliance with Company policies and procedures; provided that the fringe benefits currently applicable to the Executive under the BJK&E Agreement shall remain in place during the Employment Period.

          (d) Expense Reimbursement. During the Employment Period, the Company shall reimburse the Executive for all proper expenses incurred by him in the performance of his duties hereunder in accordance with the Company's policies and procedures.

          4.   Consulting Period and Benefits.

          (a) Commencement. At the expiration of the Employment Period in accordance with Section 1 above, the Executive shall become a consultant to the Company for the four-year period beginning on the day following the last day of the Employment Period (the "Consulting Period").

          (b) Duties and Responsibilities. During the Consulting Period, the Executive shall make himself available, upon reasonable notice, to perform services for the Company that shall be related to such projects and matters as the Board or the True North CEO may designate from time to time and that shall be commensurate with the Executive's years of experience and level of skill. Such services shall include consulting and advisory services with respect to the operation of the Company's advertising business and the maintenance of harmonious relations between the Company and those clients of the Company as may be designated by the Board or the True North CEO. Without limiting the generality of the foregoing, the Executive shall (i) cooperate fully with the True North CEO and the other senior executive officers of the Company, (ii) provide such assistance and information as may be reasonably requested by the Board or the True North CEO, and (iii) be available, by telephone or in person, at such times and places as may be reasonably requested by the Company and as may be mutually convenient to the Company and the Executive. During the Consulting Period, (1) the Executive shall not be required to devote more than an average of six hours per week to such consulting and advisory services and
(2) the Executive may engage or participate in, or become employed by, or render advisory or other services in connection with, any and all other business activities which are not inconsistent with or otherwise in breach of the Executive's duties and obligations to the Company (including, but not limited to, the obligations set forth in Sections 8 and 9 of this Agreement).

          (c) Consulting Benefits. During the Consulting Period, the Executive shall be paid an annual cash benefit equal to $950,000. These consulting payments shall be made no less frequently than monthly, and shall be subject to any applicable tax withholding and tax reporting requirements. The Company shall reimburse the Executive in accordance with the Company's policies and procedures for all proper expenses incurred by him in the performance of his duties and responsibilities during the Consulting Period. All stock options granted to the Executive after the Effective Date shall, to the extent vested as of the end of the Employment Period, be exercisable during the Consulting Period, subject to expiration at the end of the specified term of each such option. During the Consulting Period and for the remainder of their respective lives, the Executive and his current spouse shall be entitled to continued coverage under the Company's then existing retiree medical plan (subject to the continued payment of the Executive's portion of the applicable cost).

          (d) Termination of Consulting Period. The Consulting Period shall terminate prior to the end of the four-year period, and the benefits described in subsection (c) above shall immediately cease, upon the occurrence of either of the following: (i) the material failure by the Executive to perform the reasonably requested duties and responsibilities described in subsection (b) above (subject to written notice by the Company and a reasonable opportunity to cure) or (ii) a material breach by the Executive of this Agreement or other action by the Executive that constitutes "Cause" under Section 5(b) (subject to written notice by the Company and a reasonable opportunity to remedy any condition, conduct, action or inaction of the Executive giving rise to the violation or breach if such violation or breach is remediable). Notwithstanding the foregoing, if the Executive dies or becomes permanently disabled (see "Disability" as defined in Section 5(a) below) during the Consulting Period, then the consulting benefits shall continue to be paid to the Executive or his estate or designated beneficiary, as applicable, for the remainder of the four-year Consulting Period; provided that such consulting benefits shall be reduced by any amounts received by the Executive through a disability policy maintained by the Company. The Executive shall resume rendering the services described in subsection (b) above if he should fully recover from any such Disability before the end of the four-year Consulting Period. The foregoing shall not be construed as limiting any other rights or remedies that may be available to the Company upon the Executive's breach of any provision of this Agreement.

          5.   Termination of Employment Period.

          (a) Qualifying Termination. For purposes of this Agreement, "Qualifying Termination" means the occurrence of any of the following events prior to the expiration of the Employment Period, as extended if applicable: (i) termination of the Executive's employment by the Company without Cause (as defined in subsection (b) below), (ii) termination of the Executive's employment by the Company on account of the Executive having become unable (as determined by the Company in good faith) to perform regularly his duties hereunder by reason of illness or incapacity for a period of more than six consecutive months (termination for "Disability"), (iii) termination of the Executive's employment on account of the Executive's death, or (iv) termination of the Executive's employment by the Executive due to the occurrence, without the Executive's express written consent, of any of the following events: (1) the assignment to the Executive of any duties that either (A) are inconsistent in any material respect with the Executive's position, duties, responsibilities or status with the Company at the date of this Agreement (or subsequent hereto if such new position(s), duties, responsibilities or status are agreed to by the Executive) or (B) result in a material diminution of the Executive's responsibilities, (2) a material adverse change in the Executive's reporting responsibilities, titles or offices with the Company (excluding the relinquishment of the Executive's Chief Executive Officer title as provided in Section 2 above) (3) a material breach of the Company's obligations set forth in this Agreement, (4) a decrease in the Executive's base salary that is not agreed to by the Executive, or (5) any requirement of the Company that the location where the Executive is based is outside of New York City.

For purposes of this Agreement, an isolated, insubstantial and inadvertent action taken by the Company in good faith and which is remedied by the Company promptly (the later of 60 days or


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

as soon as reasonably practicable) after receipt of written notice thereof given by the Executive shall not constitute a basis for a Qualifying Termination.

          (b) Definition of Cause. The Company may terminate the Executive's employment immediately for "Cause" if, in the reasonable determination of the Board or the Compensation Committee of the Board, as set forth in an action of the Board or such Committee setting forth in reasonable detail the reasons for such termination, (i) the Executive engages in conduct that violates significant policies of the Company after the Executive is notified by the Company that he is engaging in conduct that violates such policies and that such conduct will be deemed to be Cause; (ii) the Executive fails to perform the essential functions of his job (except for a failure resulting from a bona fide illness or incapacity) or fails to carry out the Board's reasonable directions with respect to material duties after the Executive is notified by the Company that he is failing to perform these essential functions or failing to carry out such reasonable directions and that such conduct will be deemed to be Cause; (iii) the Executive engages in embezzlement or misappropriation of corporate funds or other acts of fraud, dishonesty or self-dealing, or commits a felony or any significant violation of any material statutory or common law duty of loyalty to the Company; or (iv) the Executive breaches a material provision of this Agreement (including, but not limited to, the non-compete, non-solicitation, confidentiality, or non-disparagement provisions in Sections 8 and 9), after the Executive is notified by the Company that he has breached a material provision of this Agreement and that such breach will be deemed to be Cause. Prior to any termination of the Executive for Cause pursuant to clauses (i), (ii) or (iv) of this Section 5(b), the Company shall give the Executive reasonable opportunity to remedy any condition, conduct, action or inaction of the Executive giving rise to the violation or breach of such clause if such violation or breach is remediable.

          6.   Consequences of Termination of Employment Period.

          (a) Benefits Upon Termination. If the Employment Period terminates for any reason, the Executive (or the Executive's executor, administrator or other legal representative, as the case may be) shall be entitled to receive the following benefits:

          (i) within 30 days after the amount in question is reasonably determinable (1) base salary payable through the date of termination of employment, (2) unpaid annual incentive compensation for the calendar year immediately preceding the date of such termination, and (3) reimbursement of proper expenses incurred through the date of such termination;

          (ii) any previously-granted earnings performance units shall be treated in accordance with the then existing terms of the Company's Earnings Performance Plan; and

          (iii) participation (by the Executive or the Executive's qualified dependents, as the case may be) in all other applicable benefit plans or programs in accordance with the provisions thereof applicable to terminated employees (or their qualified dependents, as the case may be).

          (b) Additional Benefits Upon Qualifying Termination. If the Employment Period terminates prior to March 31, 2004 (or any mutually agreed-upon extended expiration of the Employment Period) for a reason set forth in
Section 5(a), the Executive (or the Executive's executor, administrator or other legal representative, as the case may be) shall be entitled to receive the following additional benefits:

          (i) within 30 days after the amount in question is reasonably determinable, annual incentive compensation and stock options for the calendar year in which such termination shall have occurred, prorated through the date of such termination based on actual results of operations for such full calendar year;

          (ii) if the Qualifying Termination is for any reason other than death or Disability:

          (1) each stock option granted to the Executive by the Company on or after the Effective Date then held by the Executive shall on the date of such termination be 100% vested;

          (2) for the lesser of 30 months or the remainder of the scheduled term of the Employment Period, the Executive shall receive annual base salary at the rate in effect as of the termination of the Executive's employment; provided that (A) any agreed-upon reduction in the Executive's base salary during the Employment Period shall not be taken into account for purposes of determining the base salary to be paid to the Executive under this subparagraph (2), and (B) the Company shall pay this benefit in one lump sum (without discount) within 90 days after the Executive's termination of employment, and

          (3) for the four-year period immediately following the Executive's termination of employment, he shall become a consultant to the Company under Section 4 above, with the corresponding benefits described in that Section;

          (iii) if the Qualifying Termination is due to the Executive's death or Disability, the Executive or the Executive's executor, administrator or other legal representative, as the case may be, shall receive the consulting benefits described in Section 4(c) above for the four-year Consulting Period; subject in the event of Disability to the same conditions that would apply under Section 4(d) upon Disability during the Consulting Period; and

          (iv) if the Qualifying Termination is due to the Executive's death, in addition to the consulting benefits described in Section 4(c) above, for the six-month period immediately following the Executive's death, the Executive's executor or administrator shall receive the Executive's base salary at the rate in effect at the time of the Executive's death.

          7. Federal and State Withholding. The Company shall deduct from the amounts payable to the Executive pursuant to this Agreement the amount of all required federal and state withholding taxes in accordance with the Executive's Form W-4 on file with the Company and all applicable social security and Medicare taxes.

          8.   Noncompetition; Nonsolicitation; Confidentiality.

          (a) Covenant Not to Compete. The Executive acknowledges that in the course of his employment with the Company pursuant to this Agreement and the BJK&E Agreement, the Executive has and will become familiar with confidential information of the Company and its subsidiaries, affiliates and clients, and that the Executive's services are of special, unique and extraordinary value to the Company. Except with the prior written consent of the Board, during the Employment Period and the Consulting Period (including what would have been the remaining scheduled terms of the Employment Period and the Consulting period but for the Executive's resignation or termination for "Cause"):

          (i) the Executive shall not engage in any activities, whether as employer, proprietor, partner, stockholder (other than the holder of less than 5% of the stock of a corporation the securities of which are traded on a national securities exchange or in the over-the-counter market), director, officer, employee or otherwise, in competition with (1) the businesses conducted at the date hereof by the True North Group or (2) any business in which the True North Group is substantially engaged at any time during the Employment Period or the Consulting Period;

          (ii) the Executive shall not directly or indirectly solicit, call on, perform services for or otherwise do business with, or interfere in any way with the Company's relationship with any customer, client or other business relationship of the businesses conducted by the True North Group as of the date hereof or of any business in which the True North Group is substantially engaged at any time during the Employment Period or the Consulting Period;

          (iii) the Executive shall not induce or attempt to persuade any employee of the True North Group to terminate the employee's employment relationship with the True North Group.

          (b) Confidential Information and Trade Secrets. The Executive shall not, at any time during the Employment Period or thereafter, make use of any bidding information (or computer programs thereof) of the True North Group, nor divulge any trade secrets or other confidential information of the True North Group, except to the extent that such information becomes a matter of public record, is published in a newspaper, magazine or other periodical available to the general public or as the Company may so authorize in writing; and when the Executive shall cease to be employed by the Company, the Executive shall surrender to the

Company all Company records and other documents obtained by him or entrusted to him during the course of his employment hereunder (together with all copies thereof) which pertain specifically to any of the businesses covered by the covenants in Section 8(a)(i) or which were paid for by the True North Group; provided, however, that the Executive may retain copies of such documents as necessary for the Executive's personal records for federal income tax purposes.

          (c) Scope of Covenants; Remedies. The following provisions shall apply to the covenants of the Executive contained in this Section:

          (i) the covenants set forth in Sections 8(a)(i) and 8(a)(ii) shall apply within all territories in which the True North Group is actively engaged in the conduct of business during the Employment Period, including, without limitation, the territories in which customers are then being solicited;

          (ii) each party intends and agrees that if in any action before any court or agency legally empowered to enforce the covenants contained in Sections 8(a) and 8(b) any term, restriction, covenant or promise contained therein is found to be unreasonable and accordingly unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such court or agency; and

          (iii) the covenants contained in Sections 8(a) and 8(b) shall survive the conclusion of the Executive's employment by the Company.

          9. Nondisparagement; Cooperation. (a) The Executive shall not, at any time during his employment with the Company or thereafter, make any public or private statement to the news media, to any True North Group competitor or client, or to any other individual or entity, if such statement would disparage any of the True North Group, any of their respective businesses or any director or officer of any of them or such businesses or would have a deleterious effect upon the interests of any of such businesses or the stockholders or other owners of any of them; provided, however, that the Executive shall not be in breach of this restriction if such statements consist solely of (i) private statements made to any officers, directors or employees of any of the True North Group by the Executive in the course of carrying out his duties pursuant to this Agreement or his duties as a director or officer, or (ii) private statements made to persons other than clients or competitors of any of the True North Group (or their representatives) or members of the press or the financial community that do not have a material adverse effect upon any of the True North Group; and provided further that nothing contained in this Section 9(a) or in any other provision of this Agreement shall preclude the Executive from making any statement in good faith that is required by law, regulation or order of any court or regulatory commission, department or agency.

          (b) The Company shall not, at any time during the Executive's employment with the Company or thereafter, authorize any person to make, nor shall the Company condone the making of, any statement, publicly or privately, that would disparage the Executive;

provided, however, that the Company shall not be in breach of this restriction if such statements consist solely of (i) private statements made to any officers, directors or employees of the True North Group or (ii) private statements made to persons other than clients or competitors of any of the True North Group (or their representatives) or members of the press or the financial community that do not have a material adverse effect upon the Executive; and provided further that nothing contained in this Section 9(b) or in any other provision of this Agreement shall preclude any officer, director, employee, agent or other representative of any of the True North Group from making any statement in good faith that is required by any law, regulation or order of any court or regulatory commission, department or agency.

          10. Enforcement. The parties hereto agree that the Company would be damaged irreparably in the event that any provision of Section 8 or 9 of this Agreement were not performed in accordance with its terms or were otherwise breached and that money damages would be an inadequate remedy for any such nonperformance or breach. Accordingly, the Company and its successors or permitted assigns shall be entitled, in addition to other rights and remedies existing in their favor, to an injunction or injunctions to prevent any breach or threatened breach of any of such provisions and to enforce such provisions specifically (without posting a bond or other security). Each of the parties agrees that he or it will submit himself or itself to the personal jurisdiction of the courts of the State of New York in any action by the other party to enforce an arbitration award against him or it or to obtain interim injunctive or other relief pending an arbitration decision.

          11. Survival. Sections 8, 9 and 10 of this Agreement shall survive and continue in full force and effect in accordance with their respective terms, notwithstanding any termination of the Employment Period.

          12. Arbitration; Certain Costs. Any dispute or controversy between the Company and the Executive, whether arising out of or relating to this Agreement, the breach of this Agreement, or otherwise, shall be settled by arbitration in New York, New York administered by the American Arbitration Association in accordance with its Commercial Rules then in effect and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including, without limitation, the issuance of an injunction. However, either party may, without inconsistency with this arbitration provision, apply to any court having jurisdiction over such dispute or controversy and seek interim provisional, injunctive or other equitable relief until the arbitration award is rendered or the controversy is otherwise resolved. Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, or to obtain interim relief, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of the Company and the Executive. The Company and the Executive acknowledge that this Agreement evidences a transaction involving interstate commerce. Notwithstanding any choice of law provision included in this Agreement, the United States Federal Arbitration Act shall govern the interpretation and enforcement of this arbitration provision.

          13. Notice. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when personally delivered or faxed five days after deposit in the United States mail, certified and return receipt requested, postage prepaid, addressed
(a) if to the Executive, to the most recent address then shown on the employment records of the Company, with a copy to Bruce Bodner, 250 Park Avenue South., New York, NY 10003 (fax: 212-353-8454), and if to the Company, to True North Communications Inc., 101 East Erie Street, Chicago, Illinois 60611-2897,
Attention: General Counsel, or (b) to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

          14. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is determined to be invalid, illegal or unenforceable in any respect under applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement or the validity, legality or enforceability of such provision in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

          15. Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes and preempts the BJK&E Agreement and any other prior understandings, agreements or representations by or between the parties, written or oral, which may have related in any manner to the subject matter hereof.

          16. Successors and Assigns. This Agreement shall be enforceable by the Executive and the Executive's heirs, executors, administrators and legal representatives, and by the Company and its successors and permitted assigns. Any successor or permitted assign of the Company shall assume by instrument delivered to the Executive the liabilities of the Company hereunder. This Agreement shall not be assigned by the Company other than to a successor pursuant to a merger, consolidation or transfer of all or substantially all of the capital stock or assets of the Company.

          17. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York without regard to principles of conflict of laws.

          18. Amendment and Waiver. The provisions of this Agreement may be amended or waived only by the written agreement of the Company and the Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

          19. Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed to be an original and both of which together shall constitute one and the same instrument.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                                       TRUE NORTH COMMUNICATIONS INC.


                                       By: /s/ David A. Bell
                                          ----------------------------------
                                               David A. Bell,
                                               Chief Executive Officer


                                       By: /s/ Marilyn R. Seymann
                                          ----------------------------------
                                               Marilyn R. Seymann,
                                               Chairman of the Compensation
                                               Committee of the Board of
                                               Directors


                                       EXECUTIVE


                                           /s/ Leo-Arthur Kelmenson
                                          ----------------------------------
                                               Leo-Arthur Kelmenson



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